PURE Bioscience Appoints Chief Operating Officer

Tom Myers Promoted to Newly Created Position

SAN DIEGO, CA (October 5, 2018) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, announced today that Tom Myers has been promoted to Chief Operating Officer. Myers will be responsible for sales (including the Company’s direct sales force, consultants and growing distributor network), marketing, technical services, operations and engineering.

Myers has been with PURE for seven years and for the past two years has served as PURE’s Executive Vice President, Technical Support Services. In that role, he led the implementation and application of PURE’s SDC-based technology in customer facilities. Myers’ responsibilities included problem identification, solution development, custom protocol development and training. Previously, he served as PURE’s Executive Vice President, Marketing and Product Development.

Myers has been instrumental in the design, development and expansion of applications of PURE’s SDC-based technology to meet customer needs. Importantly, he has been responsible for managing PURE’s partnership with Taylor Farms in their adoption of PURE Control as an intermediate step in the processing of produce.

Myers has also led the development of PURE’s food transport sanitation solution and its adoption by leading food transport companies. In addition, he has led the continuing expansion of environmental, equipment and food contact surfaces applications with a growing number of food processors, manufacturers and restaurant chains, including Taylor Farms, Subway®, Del Monte, Cheesecake Factory, and Garden Fresh.

Hank R. Lambert, CEO of PURE, said, “With Tom’s promotion to COO, we are pleased to recognize his valuable contributions to the building of PURE and SDC’s increasing visibility and credibility as a superior food safety solution. I am confident that Tom’s leadership - of our operations, and entire go-to-market strategy and team - will result in both accelerating market penetration and revenue growth.”

Myers added, “I have worn many hats in my role to bring PURE’s SDC-based solutions into companies as part of their respective food safety programs. Our mission is to make food safer for consumers and protect a company’s brand. I’m enthused about the opportunities before us and I look forward to making a difference.”

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017 and Form 10-Q for the third fiscal quarter ended April 30, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts: Hank Lambert, CEO	Terri MacInnis, VP of IR
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.
619-596-8600 ext.103 hlambert@purebio.com	818-379-8500 terri@bibimac.com